Exhibit (d)(6)(b)
Agreement
This Agreement, effective September, 2003, relates to that certain Portfolio Management Agreement (“1999 Agreement”) between Frontier Capital Management Company, LLC (“Portfolio Manager”) and the Hirtle Callaghan Trust, a Delaware business trust (“Trust”), which agreement is dated December 16, 1999.
WHEREAS, the Trust has retained the Portfolio Manager to provide to a continuous program of investment management for certain assets of the Small Capitalization Equity Portfolio of the Trust (“Account”) pursuant to the 1999 Agreement; and
WHEREAS, the Securities and Exchange Commission has recently adopted new Rule 17a-10 under the Investment Company Act of 1940 (“1940 Act”) and amendments to Rules 10f-3, 17e-1 and 12d3-1 under the 1940 Act that relax the restrictions on affiliated transactions as they apply to multi-manager funds; and
WHEREAS, the new rule and rule amendments permit a sub-adviser to an affiliated person of that sub-adviser to engage in certain principal or agency transactions with a fund or portion of a fund that the sub-adviser does not advise, and permit a sub-adviser to a fund to purchase securities issues by the sub-adviser of another portion of the fund or its affiliated entity subject in each case to certain conditions; and
WHEREAS, the Trust wishes to allow its sub-adviser to engage in the transactions now permitted by the new rule and rule amendments.
NOW THEREFORE, in consideration of the promises and covenants set forth herein and intending to be legally bound hereby, the parties agree as follows:
1.	Section 2(a) of the Agreement is hereby amended by adding the following sentence: “The Portfolio Manager’s responsibility for providing portfolio management services to the Fund shall be limited to the Account.”

2.	Section 2(b) of the Agreement is hereby amended by adding the following sentence: “The Portfolio Manager shall not consult with any other sub-adviser of the Fund concerning transactions for the Fund in securities or other assets.”
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as the day and year first written above.

Frontier Capital Management Company, LLC	The Hirtle Callaghan Trust
By. /S/: William J. Ballou	By: /S/: Robert Zion
Title: Vice President & General Counsel	Title: VP & Treasurer